IMMUCELL CORPORATION

                                 Exhibit 10.1*



          Amendment No. 1 to Distribution and Licensing Agreement between the Registrant and Kamar, Inc. dated July 1, 1998



*Confidential Treatment as to certain portions has been requested effective until December 31, 2003. The copy filed as an exhibit omits the information subject to the confidentiality request. The omitted information has been deleted and replaced with [______].

                                              CONFIDENTIAL TREATMENT



      AMENDMENT NO. 1 TO DISTRIBUTION AND LICENSING AGREEMENT


     THIS AMENDMENT, made and entered into as of the first day of July, 1998, by and among CHAMBER, INC., a Colorado corporation ("Kamar"), IMMUCELL CORPORATION, a Delaware corporation ("ImmuCell"), and KAMAR MARKETING GROUP, INC., a Colorado corporation and a wholly-owned subsidiary of ImmuCell ("KMG"). ImmuCell and KMG are sometimes hereinafter referred to collectively as "ImmuCell/KMG".

WITNESSETH:

     WHEREAS, Kamar, ImmuCell and KMG are parties to a certain Distribution and Licensing Agreement dated as of December 3, 1993 (the "Agreement"); and

     WHEREAS, Kamar, ImmuCell and KMG desire to extend the term of the Agreement and to amend the Agreement in certain respects in connection with such extension;

     NOW, THEREFORE, in consideration of the mutual covenants set forth herein and other good and valuable consideration, the receipt whereof is hereby acknowledged, the parties hereto agree as follows:

     1. Paragraph 1.05(a) of the Agreement is amended by deleting the first sentence in its entirety and by inserting the following sentence in lieu thereof:

          "$[___] for each Detector sold by ImmuCell/KMG commencing January 1, 1994 through and including June 30, 1998; $[____] for each Detector sold by ImmuCell/KMG commencing July 1, 1998 through and including December 31, 1999; and $[___] for each Detector sold by ImmuCell/KMG commencing January 1, 2000 and thereafter during the term of this Agreement."

     2. Paragraph 1.07 of the Agreement is amended by deleting the date "December 31, 1999" where it appears in the penultimate line of such paragraph, and by inserting the date "December 31, 2003" in lieu thereof.

     3. Paragraph 1.08 of the Agreement is amended by deleting the date "December 31, 1999" where it appears in the third line of such paragraph, and by inserting the date "December 31, 2003" in lieu thereof.

     4. Paragraph 1.09 of the Agreement is amended by adding the clause "and for a period of three years thereafter" following the clause "During the term of this Agreement" in the first sentence of such paragraph.

     5. Paragraph 1.09 of the Agreement is further amended by adding the following sentence at the end thereof:

                                              CONFIDENTIAL TREATMENT

          "Notwithstanding anything to the contrary contained in the first sentence of this Paragraph 1.09, if Kamar shall elect to terminate this Agreement pursuant to Paragraph 3.06 by sending twelve months prior written notice to ImmuCell on or before December 31, 2002, then in such event the prohibition on ImmuCell marketing or selling any device to detect physical mounting of Bovines following the termination of this Agreement, as set forth in such first sentence, shall become null and void and ImmuCell shall be have no restrictions whatsoever on selling a competitive Detector following termination of this Agreement."

     5. The Agreement is further amended by adding the following the new Paragraph 1.10:

          "1.10. GLUE FILL PROCESS. Kamar agrees to arrange for a third party vendor to fill the tubes which constitute a part of the Supplemental Components with glue (the "Glue Fill Process"), and ImmuCell agrees to bear the actual costs, up to but not exceeding $[___] per Detector, for the third party services relating to the Glue Fill Process. Kamar shall provide a monthly statement to ImmuCell/KMG summarizing the costs of the Glue Fill Process accompanied by copies of the original invoices from the third party vendor. Payments to Kamar for the Glue Fill Process in each calendar month shall be made within ten (10) days following the end of each month."

     6. Except as specifically provided herein, all of the terms and conditions of the Agreement shall remain in full force and effect.

     IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the day and year first written above.

                                   KAMAR, INC.

                                   By:  /S/ CARL E. VAIL
                                        --------------------------------
                                        Carl E. Vail, President


                                   KAMAR MARKETING GROUP, INC.

                                   By:  /S/ MICHAEL F. BRIGHAM
                                        --------------------------------
                                        Michael F. Brigham, Treasurer


                                   IMMUCELL CORPORATION

                                   By:  /S/ MICHAEL F. BRIGHAM
                                        --------------------------------
                                        Michael F. Brigham, Chief Financial
                                        Officer, Treasurer and Secretary